                                                                    Exhibit 99.1

Press Release dated January 23, 2001

j2 Global Communications Files Form 8-K With SEC Correcting Inadvertent
Disclosure

HOLLYWOOD, Calif., Jan. 23, 2001 /PRNewswire/ -- j2 Global Communications, Inc. (Nasdaq: JCOM - news) announced today that it will file a Form 8-K to correct an
         ----   ----
inadvertent disclosure in compliance with Reg FD. An article entitled "Insult after Injury:dot-com de-listing." disclosed preliminary and unconfirmed financial information provided by j2.

[_]  (Photo: http://www.newscom.com/cgi-bin/prnh/20000810/LATH060LOGO)
             ---------------------------------------------------------

The article, as originally published, included the following two sentences: "j2 Global decreased its cash burn to $2.5 million in the fourth quarter from $4.5 million at the start of the year. It now expects to be cash flow positive by mid-2001 -- two quarters earlier than expected." Within minutes of its release, CBSMarketWatch.com replaced the sentences with the following: "In 2000, j2 decreased its cash burn to under $3.5 million in the third quarter."

j2 is currently unable to confirm the positive news stated, as the facts upon which those statements are based are not yet final. Fourth quarter results and the year 2001 budget will be presented on j2's earnings call currently scheduled for February 12, 2001 at 8:30 a.m. PST. Specific information regarding access to j2's earnings call will be forthcoming.

About j2
j2 provides enhanced messaging and communications services to over 4 million users around the world through its global network which spans 4 continents, 157 cities and 14 countries. j2 sells it services to individual users through its eFax.com and j2.com websites, and to corporations through its direct sales team. For a streaming video describing j2's corporate sales, click http://www.j2.com/corporate/corporate.asp
-----------------------------------------
For more information about j2, please visit www.j2.com or call 323-860-9200.
                                            ----------

For further information please contact Laura Hinson, 323-860-9435,
lhinson@j2.com.
--------------